AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF PHOENIX HEALTHCARE CORPORATION

          WHEREAS, the Board of Directors of Phoenix Healthcare Corporation (the "Company") has authorized a change of name of the Company to The Phoenix Group Corporation under its Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation").

          WHEREAS, a majority of stockholders of the Company's common stock approved the change of name of the Company to The Phoenix Group Corporation as of August 12, 2000.

          ACCORDINGLY, the Company hereby amends the Certificate of Incorporation as follows:

          The FIRST article of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

          "The name of the corporation (hereinafter called the "Corporation") is The Phoenix Group Corporation."

          IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment as of August 12, 2000.

PHOENIX HEALTHCARE CORPORATION

By: /S/ KATHRYN D. FULLER __________________________________
Name: Kathryn D. Fuller
Title: Corporate Secretary